Exhibit 99.1
Earnings Release
RELIANCE BANCSHARES, INC. ANNOUNCES FIRST QUARTER, 2011 RESULTS
ST. LOUIS, May 4, 2011 — Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its first quarter, 2011 results and reports a net loss of $5.192 million. Net loss for the first quarter of 2010 was $2.499 million. The loss is attributable to the prolonged, challenging economic environment and specifically, consequences in the commercial real estate markets in Florida and St. Louis. “The persistent weakness in the commercial real estate market continues to place intense pressure on our loan portfolio, and has resulted in our current quarterly loss; however, our core retail banking operations remain sound and profitable”, said Allan D. Ivie, IV, President and Chief Executive Officer. “As we continue to serve our customers, we are also working toward reducing costs, improving asset quality and preserving capital.”
The Company increased its reserve for possible loan losses to $37.0 million, a $4.3 million increase over the prior year’s quarter ended March 31, 2010. This reserve currently represents 4.12% of outstanding loans; for first quarter ended 2010, the reserve represented 2.96% of outstanding loans. The first quarter, 2011 provision for possible loan losses was $5.100 million, a $2.592 million, or 33.7%, decrease over the first quarter of 2010. Significant work has been done in the identification and risk mitigation within the loan portfolio. In addition, increases of $.124 million in FDIC assessments and $1.2 million in expenses associated with other real estate impacted earnings for the first three months ended March 31, 2011.
Net yield on earning assets for the first quarter of 2011 was 3.12%, compared to 2010 which was 3.13%.
Total assets and loans were reduced, and the Company continues to reduce its concentration of commercial real estate loans. Total assets as of March 31, 2011 were $1.269 billion. This represents a 14.6% decrease compared to the same quarter ended 2010 and a 2.1% decrease compared to December 31, 2010. Loans decreased 18.7% or $206.3 million compared to March 31, 2010 and $72.0 million or 7.4% compared to December 31, 2010. Total deposits for the quarter ended March 31, 2011 decreased $17.7 million, or 1.6%. For the twelve month period ended March 31, 2011, total deposits decreased $150.2 million or 12.4%.
While improvement has occurred in loans originated in Florida, loans originated in the St. Louis market continue to present challenges for the Company. Of the Company’s $898.2 million loans outstanding at March 31, 2011, 5.2% were originated in Florida and 94.8% outside of Florida. During the first quarter of 2011, net charge-offs were $5.4 million. The following is an analysis of the Company’s loan portfolio:

Originated In
	Florida	All other	Total
Net Charge-offs (quarter ended 3/31/11)	$(.02) million	$5.6 million	$5.4 million
Net Charge-offs (quarter ended 3/31/10)	$2.1 million	$5.1 million	$7.2 million
Non-performing Loans (3/31/2011)	$22.1 million	$134.7 million	$156.8 million
Non-performing Loans (12/31/2010)	$26.3 million	$144.8 million	$171.1 million
Non-performing Loans (3/31/2010)	$26.9 million	$50.0 million	$76.9 million
Non-performing Assets* (3/31/2011)	$36.8 million	$166.7 million	$203.5 million
Non-performing Assets* (12/31/2010)	$41.6 million	$160.5 million	$202.1 million
Non-performing Assets* (3/31/2010)	$46.5 million	$63.8 million	$110.3 million
Outstanding Loans Originated In Respective Markets (3/31/2011)	$46.9 million	$851.3 million	$898.2 million
Outstanding Loans Originated In Respective Markets (3/31/2010)	$75 million	$1,030 million	$1,105 million

*	Included in Non-performing Assets are Non-performing Loans and Other Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $14.5 million for the quarter ended March 31, 2011. This represents a 20.5% decrease compared to the same quarter end, 2010. For the same period, net interest income decreased 13.7% or $1.5 million to $9.3 million, the result of reduced volumes of earning assets and interest sensitive liabilities.
Mr. Ivie concluded, “Our core community bank operations remain sound. Our management and Board have been working closely with State and Federal banking regulators to address challenges facing the Company. We continue to take the necessary steps to improve liquidity, reduce the concentration of commercial real estate and protect capital.”
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices — one in Chandler, Arizona and another in Houston, Texas. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The company’s total assets as of March 31, 2011 exceeded $1.2 Billion. Reliance Bank’s website can be found at www.reliancebankstl.com
Forward looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.
Contact:
Reliance Bancshares, Inc.
Investor Relations
Thomas Cooke
tcooke@reliancebankstl.com
314.378.7800

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(Unaudited)
(in thousands)

	March 31,	December 31,
BALANCE SHEETS	2011	2010
ASSETS
Cash and due from banks	$10,141	$8,364
Short-term investments	45,102	18,800
Debt and equity investments	245,505	241,599
Loans	898,290	970,289
Less reserve for loan losses	(37,042)	(37,301)

Net loans	861,248	932,988

Premises and equipment, net	35,289	35,778
Goodwill and identifiable intangible assets	1,266	1,270
Other real estate owned	46,228	30,851
Other assets	24,074	26,375

Total assets	$1,268,853	$1,296,025

LIABILITIES & EQUITY
Noninterest bearing deposits	$62,048	$61,288
Interest bearing deposits	1,000,428	1,018,871

Total deposits	1,062,476	1,080,159

Short-term borrowings	14,684	15,178
Long-term FHLB borrowings	88,000	93,000
Other liabilities	5,197	3,442

Total liabilities	1,170,357	1,191,779
Stockholders’ equity	98,496	104,246

Total liabilities & equity	$1,268,853	$1,296,025

(in thousands)

	For the Three	For the Three
	months Ended	months Ended
INCOME STATEMENTS	March 31, 2011	March 31, 2010
Total interest income	$13,797	$17,608
Total interest expense	4,462	6,790

Net interest income	9,335	10,818
Provision for loan losses	5,100	7,692

Net after provision	4,235	3,126
NONINTEREST INCOME
Service charges on deposits	191	224
Gain (loss) sale of securities	0	65
Other income	528	366

Total noninterest income	719	655
NONINTEREST EXPENSE
Salaries and benefits	3,624	3,265
Other real estate expense	2,538	1,374
Occupancy and equipment	1,058	1,087
FDIC assessment	909	785
Data processing	414	433
Other	1,603	811

Total noninterest expense	10,146	7,755
Income before taxes	(5,192)	(3,974)
Income taxes	0	(1,475)

Net income	$(5,192)	$(2,499)